EXHIBIT 3.9

CONTINUOUS TEXT

of

the articles of association of the private limited liability company: Interbrew Central European Holding B.V., having its registered office in Breda (prior to the amendment to the articles of association trading as Interbrew Services B.V.), the articles of association of which company were most recently amended by deed executed before Mr O.B. Okkinga, civil-law notary in Rotterdam, on the twenty-ninth day of May nineteen hundred and ninety-seven, on the draft of which the Ministerial certificate of no objection was granted on the twenty-second day of May nineteen hundred and ninety-seven, number B.V. 284.322.

ARTICLES OF ASSOCIATION

NAME AND REGISTERED OFFICE

Article 1.

1.	The name of the company is: Intrebrew Central European Holding B.V.

2.	The company has its registered office in Breda.

OBJECTS

Article 2.

The company’s objects are:

a.	to acquire, own and dispose of shares in other companies and also to acquire, hold and shed participating interests in, or to participate in other companies in an alternative way and to acquire, own and dispose of other securities;

b.	to conduct the administration and the management of, or advise other companies or enterprises;

c.	to borrow or lend moneys and also to provide securities (including guarantees) and to issue, acquire and dispose of negotiable instruments for the epitomisation of rights and/or obligations and other asset values and to acquire, dispose of, lease, rent, conduct the management of, administrate, establish and operate (or arrange for others to establish and operate) immovable property, all this in the broadest sense of the word;

d.	to exploit industrial and intellectual property rights – including any patented know-how or otherwise;

e.	to trade in drinks and foodstuffs;

f.	to conduct the international and domestic forwarding business, including the customs-forwarding business;

g.	as well as all other activities that are connected with, or that may be conducive to the realisation of the company’s objects.

CAPITAL AND SHARES

Article 3.

1.	The company’s authorised capital amounts to eight hundred thousand guilders (NLG 800,000.—). It is divided into eight hundred (800) shares with a par value of one thousand guilders (NLG 1,000.—).

2.	The general meeting of shareholders shall decide on the times and terms of issue of as yet unissued shares. When subscribing for shares, its par value must be paid up in full.

3.	In pursuance of a resolution of and on the terms to be stipulated by the general meeting of shareholders, the company shall be entitled to acquire paid-up shares in its own capital for a valuable consideration to a nominal amount equal to up to half its subscribed capital. Said acquisition shall not be permitted in so far as the amount paid on the shares that are held by a third party or parties would consequently fall to below the amount referred to in article 2:178, paragraph 2 of the Netherlands Civil Code, nor shall such an acquisition be permitted if the amount paid on said shares is less than this amount. The company shall not be permitted to exercise the rights attaching to the shares held by the company in its own capital.

4.	In the event that the sum of the paid-in and called-up part of the capital and the reserves that must be maintained by law or these Articles, is lower than the latest statutory minimum capital determined in pursuance of article 2:178, paragraph 2 of the Netherlands Civil Code, the company shall be obliged to maintain a reserve amounting to the difference.

5.	The provisions of the first sentence of paragraph 2 of this article shall be applicable mutatis mutandis to the alienation of own shares by the company. The provisions of article 5 shall not apply to this alienation.

6.	The company shall not render its cooperation to the issue of share certificates in its capital.

7.	In the event of the establishment of a right of usufruct on a share, no voting rights can be vested in the usufructuary.

8.	No right of pledge can be established on the shares.

Article 4.

1.	The shares are registered and numbered consecutively. No share certificates shall be issued.

2.	Concerning each share the company’s Management Board shall keep a register, containing the names and addresses of all shareholders, stating the amount paid on each share, at the company’s office. The names and addresses of any usufructuaries, stating the rights conferred on them in accordance with the provisions of paragraphs 2 and 4 of article 2:197 of the Netherlands Civil Code shall also be included in the register.

3.	Every entry in the register must be signed by a Managing Director. Every transfer or passing of ownership of a share, as well as every establishment or transfer of a right of usufruct on a share and every change of address the Management Board is notified of by a shareholder or, where appropriate, a usufructuary, must be entered in the register and any such entry must be signed by a Managing Director.

4.	The transfer of shares may be effected only with due observance of the provisions of article 2:196 of the Netherlands Civil Code.

5.	Without prejudice to the provisions of article 3 paragraph 5, the transfer of shares shall be permitted only with due observance of the provisions of article 5.

Article 5.

1.	The transfer of shares requires the prior approval of the general meeting of shareholders.

2.	The transfer must take place within three months after the approval has been granted, or is deemed to have been granted.

3.	The approval shall be deemed to have been granted in the event that the general meeting of shareholders fails to take a decision on a petition to that effect within one month from the date of receipt of such a petition and furthermore if the general meeting of shareholders fails to notify the proposing transferor, simultaneously with its refusal, of the name(s) of the prospective buyer(s) who is/are willing to purchase all the shares the request for approval pertains to for cash.

4.	In the event that the proposing transferor accepts the prospective buyer(s) referred to in paragraph 3 and the parties fail to reach agreement on the share price, the purchase price of the share(s) shall, if so desired, be determined by a registered accountant, to be appointed by the parties by mutual agreement, or if the parties fail to reach agreement on this, to be appointed by the Chairman of the Chamber of Commerce and Industry in whose district the company has its registered office, all this at the request of the party that is the first to take action. The costs of the price determination shall be borne by the company.

5.	Every prospective buyer shall at all times be entitled to withdraw, provided that he does so within one month from having been informed of the outcome of the price determination as referred to in the preceding paragraph. In the event that, as a consequence of this, not all the offered shares are bought for cash, because:

a.	all the prospective buyers have withdrawn; or

b.	the remaining prospective buyers or one or more of them have not declared themselves willing to acquire the shares that have become available with due observance of the criteria for allocation specified by the general meeting of shareholders, within six weeks from the date of receipt of the aforementioned notification, the proposing transferor shall be free to transfer all the shares the request for approval pertains to, provided that the transfer takes place within three months after this was established.

6.	The proposing transferor shall at all times be entitled to withdraw his offer, provided that he does so within one month from having been informed of the name(s) of the prospective buyer(s) to whom he could have transferred all the shares the offer relates to and at what price.

7.	In pursuance of the provisions of this article, the company may be a prospective buyer only with the proposing transferor’s consent.

MANAGEMENT

Article 6.

1.	The company shall be run by a Management Board, consisting of one or more Managing Directors. The number of Managing Directors shall be determined by the general meeting of shareholders. A company may also be appointed Managing Director.

2.	The Managing Director(s) shall be appointed by the general meeting of shareholders. The general meeting of shareholders shall at all times have the authority to suspend or dismiss the Managing Director(s).

3.	In the event that the general meeting of shareholders fails to take a decision on the dismissal of a suspended Managing Director within three months, the suspension shall lapse. The suspended Managing Director shall be given the opportunity to account for his actions and to be represented by counsel in the general meeting of shareholders.

4.	The remuneration and the other terms of employment of the Managing Director(s) shall be determined by the general meeting of shareholders. In addition, the general meeting of shareholders shall be entitled to grant the Management Board, or one or more Managing Directors a share in the profits.

MANAGEMENT BOARD

Article 7.

1.	Except for the restrictions laid down in these Articles, the Management Board shall be charged with the management of the company.

2.	If there is more than one Managing Director, resolutions are passed by an absolute majority of the votes cast. In the event of a tie, the general meeting of shareholders shall have the deciding vote, on the condition that the Management Board requests them to do so.

3.	The Management Board shall be obliged to follow the instructions of the general meeting of shareholders with respect to the general guidelines of the financial, social, economic and staffing policy to be pursued within the company.

4.	The Management Board shall represent the company, unless the law prescribes otherwise. The authority to represent the company shall also be vested in two jointly acting Managing Directors. In the event that there is only one Managing Director in office, said Managing Director shall have independent authority to represent the company.

5.	In the event of any vacancies, or the prolonged absence of one or more Managing Directors, the remaining Managing Director(s) shall be temporarily entrusted with the management of the company. In the event of any vacancies or the prolonged absence of the entire Management Board or the sole Managing Director, the person to be appointed for that purpose by the general meeting of shareholders shall be temporarily entrusted with the management of the company.

GENERAL MEETINGS OF SHAREHOLDERS

Article 8.

1.	General meetings of shareholders shall be held in the municipality in which the company has its registered office. The annual general meeting of shareholders shall be held within six months of the end of the company’s financial year.

2.	General meetings of shareholders shall be called by the Management Board at least fourteen days prior to the day of the meeting, not including the day of the convocation and the day of the meeting, by means of convening notices to the addresses of the shareholders as set out in the register referred to in article 4.

3.	The Management Board shall be obliged to call a general meeting of shareholders upon receipt of a petition to that effect from one or more shareholders, who collectively represent at least ten percent (10%) of the issued capital, stating the business to be transacted at such a meeting. If the Management Board fails to call a general meeting of shareholders to be held within four weeks from the date of receipt of such a petition, the petitioners may call a meeting themselves, with due observance of the relevant provisions of these Articles.

4.	The general meeting of shareholders shall elect its own chairman.

5.	A secretary, to be appointed by the chairman from those present, shall keep minutes of all the business transacted at the general meetings. The minute shall be signed by the chairman and the secretary in witness of their adoption.

6.	A shareholder may have himself represented at the meeting by a person holding a written power of attorney.

Article 9.

1.	Every share shall confer the right to cast one vote.

2.	All resolutions are adopted by an absolute majority of the valid votes cast.

3.	The voting right attaching to shares that belong to the company and/or its subsidiaries may not be exercised; these shares shall not be taken into account when it comes to determining whether there is a majority or a quorum.

Article 10.

A resolution of the general meeting of shareholders shall be equal to a statement signed by all the shareholders, in which the resolution in question has been included.

FINANCIAL YEAR, ANNUAL ACCOUNTS AND PROFIT APPROPRIATION

Article 11.

1.	The company’s financial year, which commenced on the first day of January nineteen hundred and ninety-seven, shall run to the thirty-first day of May nineteen hundred and ninety-seven inclusive. The next financial year shall run from the first day of June nineteen hundred and ninety-seven to the thirty-first day of December nineteen hundred ninety-seven inclusive. The subsequent financial years shall coincide with the calendar year.

2.	The Management Board shall draw up the annual accounts within four months of the end of the company’s financial year – except where this period has been extended by the general meeting of shareholders by up to seven months on the ground of exceptional circumstances – and present these documents to the general meeting of shareholders for adoption.

3.	The annual accounts shall be signed by all the Managing Directors. If the signature of any of them is missing, the mere fact that it is missing and the underlying reasons for this shall be stated on the document.

4.	The Management Board shall submit the annual report on presentation of the documents referred to in the preceding paragraph to the general meeting of shareholders.

5.	The provisions of the preceding paragraph with respect to the annual report and the additional information prescribed in article 2:392 paragraph 1 of the Netherlands Civil Code, shall not be applicable if the provisions of article 2:403 of the Netherlands Civil Code apply to the company.

6.	The general meeting of shareholders shall adopt the annual accounts. The unqualified adoption of the annual accounts by the general meeting of shareholders shall discharge the Managing Directors from all liability in respect of their management during the previous financial year, in so far as this appears from these documents, or the results of this are incorporated herein and without prejudice to the relevant statutory provisions.

Article 12.

1.	The profits that appear from the adopted annual accounts shall be placed at the disposal of the general meeting of shareholders for payment of a dividend, allocation to a reserve or any such other purpose falling under the scope of the company’s objects as the meeting may resolve.

2.	Distributions from the distributable profits to shareholders and other persons entitled to such a distribution shall be permitted only in so far as the shareholders’ equity exceeds the paid-in and called-up part of the capital increased by the reserves that must be maintained by law. A distribution of profits on shares held by the company in its own capital shall not be permitted.

3.	The Management Board shall be authorised, in so far as the company has made a profit, to distribute one or more interim dividends at the expense of the anticipated dividend.

4.	Distributions of profits shall be made only after the adoption of the annual accounts that permit such a distribution.

Article 13.

1.	The dividends must be made payable within fourteen days after the adoption of the annual accounts, unless the general meeting of shareholders provides otherwise.

2.	Dividends that have not been claimed within five years after they became payable shall fall to the company.

DISSOLUTION AND LIQUIDATION

Article 14.

1.	If the company is dissolved pursuant to a resolution of the general meeting of shareholders, the Management Board shall be charged with its liquidation, unless the general meeting of shareholders provides otherwise.

2.	The general meeting shall determine the remuneration of the liquidators and those charged with the supervision of the liquidation.

3.	The provisions set out in these Articles shall – where possible – remain in force during the liquidation.

4.	The balance of the company’s assets after payment of all debts shall be distributed to the shareholders in proportion to the amount that has been paid on the shares. No liquidation dividend shall be paid on shares that are held by the company in its own capital.

5.	The dissolved company’s books and records shall be held by the person to be appointed for that purpose by the general meeting of shareholders for a period of ten years from the completion of the company’s liquidation.